Exhibit 10.55
FORM OF AMENDMENT TO STOCK OPTION AGREEMENTS
AND EMPLOYMENT AGREEMENT FOR EXECUTIVE OFFICERS
This Amendment is made as of  ____________  , 20  _____  by and between Pinnacle Entertainment, Inc., a Delaware corporation (the “Company”) and  ________________  (“Executive”), with reference to the following facts:
A. The Company employs Executive, and, to compensate Executive for his services, has granted stock options to Executive under one or more stock option agreements.
B. The Company believes that it is in its best interests to ensure that Executive will have ample opportunity to exercise his stock options should his employment be terminated without Cause or should he resign for Good Reason.
NOW, THEREFORE, the Company and Executive hereby agree as follows:
1. Each stock option agreement currently in force between the Company and Executive, and the Employment Agreement currently in force between the Company and Executive, are hereby amended so that, in the event that the Company terminates Executive’s employment without “Cause” or that Executive terminates his employment with the Company for “Good Reason,” Executive may exercise each of his vested stock options until the expiration of the earlier of (a) ten years from the date such stock option was granted, or (b) one year from the date that Company terminated Executive’s employment without “Cause” or Executive terminated his employment with the Company for “Good Reason.” The terms “Cause” and “Good Reason” shall be as defined in Executive’s Employment Agreement with the Company.
2. In all other respects, the terms and provisions of each stock option agreement between the Company and Executive, and of Executive’s current Employment Agreement with the Company, are hereby ratified and declared to continue in full force and effect.
IN WITNESS WHEREOF, the Company and Executive have executed this Amendment as of the date first above written.

PINNACLE ENTERTAINMENT, INC.
By:
EXECUTIVE